Exhibit 10.2

GT SOLAR INTERNATIONAL, INC.

SECTION 162(m) PERFORMANCE INCENTIVE PLAN

Section 1.  Purpose

The purpose of this GT Solar International, Inc. Section 162(m) Performance Incentive Plan is to provide a means of determining both annual and long-term incentive compensation for certain of the Company’s executive officers in a manner that qualifies as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code.

Section 2.  Definitions

The following capitalized words as used herein shall have the following meanings:

(a)   “Award” means any award granted under the Plan to an Eligible Employee by the Committee subject to such terms and conditions as the Committee may establish under the terms of the Plan.

(b)   “Board” means the Board of Directors of the Company.

(c)   “Cash-Based Award” means any Award denominated by reference to a dollar amount.

(d)   “Committee” means the Compensation Committee of the Board (or such other committee of the Board that the Board shall designate from time to time) or any subcommittee thereof consisting of two or more directors each of whom is an “outside director” within the meaning of Section 162(m).

(e)   “Common Shares” means the Company’s common stock, par value $0.01 per share, or any security issued by the Company or any successor in exchange or in substitution therefor.

(f)    “Company” means GT Solar International, Inc., a Delaware corporation.

(g)   “Eligible Employee” means any employee or executive officer of the Company or any of its subsidiaries who is or, in the opinion of the Committee, may become a “covered employee” within the meaning of Section 162(m).

(h)   “Fair Market Value” of a Common Share as of a given date shall have the same meaning as applies under the Share Incentive Plan.

(i)    “GAAP” means accounting principles generally accepted in the United States of America from time to time.

(j)    “Participant” means an Eligible Employee granted an Award under the Plan.

(k)   “Performance Criteria” shall have the meaning set forth in Section 4(b) hereof.

(l)    “Performance Goals” shall have the meaning set forth in Section 4(c) hereof.

(m)  “Performance Period” means a period determined by the Committee of not more than five years over which the Performance Goals set forth in the Award are to be achieved.

(n)   “Plan” means this GT Solar International, Inc. Section 162(m) Performance Incentive Plan, as it may be amended from time to time.

(o)   “Section 162(m)” means Section 162(m) of the Internal Revenue Code of 1986 (the “Code”), as amended from time to time, and any regulations promulgated thereunder.

(p)   “Section 409A” shall mean Section 409A of the Code and the treasury regulations and other official guidance promulgated thereunder.

(q)   “Share-Based Award” means any Award denominated by reference to a number of Common Shares.

(r)    “Share Incentive Plan” means the Company’s 2008 Equity Incentive Plan, as it may be amended and restated from time to time.

(s)   “Treasury Regulation” means the U.S. Department of Treasury regulations promulgated under the Code, as amended, including any successor provisions thereto.

Section 3.  Administration of the Plan

(a)   Committee Members.  The Plan shall be administered by the Committee. The Committee shall have such powers and authority as may be necessary or appropriate for the Committee to carry out its functions as described in the Plan. No member of the Committee shall be liable for any action or determination made in good faith by the Committee with respect to the Plan or any Award thereunder.

(b)   Discretionary Authority.  Subject to the express limitations of the Plan, the Committee shall have authority in its discretion to determine the Eligible Employees to whom, and the time or times at which, Awards may be granted, whether an Award will be a Cash-Based Award or a Share-Based Award, the Performance Period, the Performance Criteria and the Performance Goals, and all other terms of the Award. The Committee shall also have discretionary authority to interpret the Plan, to make all factual determinations under the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. The Committee may prescribe, amend, and rescind rules and regulations relating to the Plan. All interpretations, determinations, and actions by the Committee shall be final, conclusive, and binding upon all parties.

(c)   Delegation of Authority.  The Committee may delegate, to any appropriate officer or employee of the Company, responsibility for certain ministerial functions (but not the exercise of discretion) under this Plan.

Section 4.  Awards

(a)   Grant of Awards.  The Committee may grant to any Eligible Employee Cash-Based Awards and/or Share-Based Awards under the Plan with respect to one or more Performance Periods under the Plan. Performance Periods may run consecutively and/or concurrently, as determined by the Committee. Before the 90th day of the Performance Period (or no later than such earlier or later date as may be the applicable deadline for the establishment of performance goals permitting the compensation payable to such Eligible Employee for such year hereunder to qualify as “qualified performance-based compensation” under Treasury Regulation Section 1.162-27(e)) (the “Determination Date”), the Committee will determine the type of Award, the duration of the Performance Period, the Performance Criteria, the applicable Performance Goals relating to the Performance Criteria, and the amount and terms of payment to be made upon achievement of the Performance Goals.

(b)   Performance Criteria.  For purposes of Awards granted under the Plan, the “Performance Criteria” shall be one or any combination of the following, for the Company or any identified subsidiary or business unit, as determined by the Committee no later than the Determination Date: net earnings; net income; operating income, including adjusted operating income; earnings before interest and taxes; earnings before interest, taxes, depreciation, and amortization; cash flow; return on equity; return on net assets employed; earnings per share; revenue growth; cash flow from operations; return on assets; earnings per share from continuing operations; net asset turnover; capital expenditures; inventory measures, including inventory turnover; working capital; bookings; gross or operating margin; return on total assets; return on invested capital; return on investment; return on revenue; market share; economic value added; cost of capital; expense reduction levels; stock price performance;

productivity; customer satisfaction; employee satisfaction; consolidated pre-tax earnings; net or gross revenues and total shareholder return for the applicable performance period; book value per share; net cash position; accounts receivable measures; shipments; total shareholder return; sale of all or any portion of the Company; acquisition of a business or businesses; development of new products; creation of intellectual property, including but not limited to patents, copyrights, and trade secrets. Each of the Performance Criteria shall be applied and interpreted in accordance with GAAP or such other objective measure as established by the Committee at the time of the Award.

(c)   Performance Goals.  For purposes of Awards granted under the Plan, the “Performance Goals” shall be the levels of achievement relating to the Performance Criteria selected by the Committee for the Award. The Performance Goals shall be expressed as an objective formula or standard that precludes discretion to increase the amount of compensation payable that would otherwise be due upon attainment of the goal. The Performance Goals may be applied on an absolute basis or relative to an identified index or peer group, as specified by the Committee. The Performance Goals may be applied by the Committee after excluding charges for restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring items, and the cumulative effects of accounting changes, each as determined in accordance with GAAP, or such other objective measure established by the Committee, provided the adjustments are specified at the time the Award is established.

(d)   Maximum Awards.  The maximum amount that may become payable to any one Participant during any one calendar year under all Cash-Based Awards is limited to $5,000,000. The maximum number of Common Shares that may be subject to all Share-Based Awards granted to any one Participant during any one calendar year shall be limited to 1,000,000 Common Shares.

(e)   Negative Discretion.  Notwithstanding anything else contained in the Plan to the contrary, the Committee shall have the right, in its discretion, (i) to reduce or eliminate the amount otherwise payable to any Participant under an Award and (ii) to establish rules or procedures that have the effect of limiting the amount payable to any Participant to an amount that is less than the maximum amount otherwise payable under an Award. The Committee shall not have discretion to increase the amount that is otherwise payable to any Participant under an Award. No provision of this Plan shall preclude the Committee from exercising negative discretion with respect to any Award hereunder, within the meaning of Treasury Regulation Section 1.162-27(e)(2)(iii)(A).

Section 5.  Payment of Awards

(a)   Certification.  Following the conclusion of the Performance Period of an Award, the Committee shall certify in writing whether the Performance Goals for that Performance Period have been achieved, or certify the degree of achievement, if applicable.

(b)   Payment.  Upon certification of the Performance Goals for an Award, the Committee shall determine the amount of payment to the Participant pursuant to the Award, if any. Upon certification of the Performance Goals for a Share-Based Award, the Committee shall determine the number of Common Shares payable to the Participant pursuant to the Award, if any. Notwithstanding the foregoing, both Cash-Based Awards and Share-Based Awards may be paid in any combination of cash or Common Shares as determined by the Committee in its discretion, based upon the Fair Market Value of the Common Shares at the time of payment. Unless otherwise determined by the Committee at the time an Award is granted, if the Participant’s employment with the Company terminates for any reason prior to the date such Award is paid, the Participant shall forfeit such Award and shall have no further rights thereunder.

(c)  Share Restrictions.  Any Common Shares payable in respect of an Award shall be subject to such terms, conditions, restrictions and/or limitations as the Committee shall determine in its discretion. Any Common Shares that become payable under an Award shall be paid from the Common Shares authorized under the Company’s Share Incentive Plan, and shall be subject to the terms and conditions of such plan.

(d)   Employment Requirement.  In the event of the termination of employment of a Participant with the Company or a subsidiary before the payment of an Award, the Award shall be forfeited and automatically be cancelled without further action of the Company or the Committee, subject to such conditions as may be approved by the Committee for certain circumstances of termination of employment, such as death or disability, if approved by the Committee in its sole discretion.

(e)   Tax.  Any payment under this Plan shall be subject to applicable federal, state or local income and employment taxes and any other amounts that the Company is required by law to deduct and withhold from such payment. Any provision of this Plan to the contrary notwithstanding, (a) awards under this Plan are intended to qualify as “qualified performance-based compensation” under Treasury Regulation Section 1.162-27(e) and (b) any provision of the Plan that would prevent an award under the Plan from so qualifying shall be administered, interpreted and construed to carry out such intention and any provision that cannot be so administered, interpreted and construed shall to that extent be disregarded.

Section 6.  General Provisions

(a)   Effective Date.  Subject to the approval of the Company’s shareholders, the Plan shall be effective with respect to Performance Periods beginning on or after January 1, 2010.

(b)   Amendment and Termination.  The Company may, from time to time, by action of the Board, amend, suspend or terminate any or all of the provisions of the Plan. Notwithstanding the foregoing, no amendment will be effective without shareholder approval if such approval is required to satisfy the requirements of Section 162(m). To the extent necessary for purposes of Section 162(m), this Plan shall be resubmitted to shareholders for their reapproval with respect to awards payable for the taxable years of the Company commencing on and after 5th anniversary of initial shareholder approval.

(c)   Other Compensation.  Nothing contained in the Plan shall prohibit the Company or any subsidiary from establishing other additional incentive compensation arrangements for one or more employees of the Company or from paying compensation outside of the terms of the Plan, whether or not such compensation qualifies as performance-based compensation under Section 162(m).

(d)   No Right to Employment.  Nothing in the Plan shall be deemed to give any Participant the right to remain employed by the Company or any subsidiary or to limit, in any way, the right of the Company or any subsidiary to terminate, or to change the terms, of a Participant’s employment at any time.

(e)   Governing Law.  The Plan shall be governed by and construed in accordance with the laws of Delaware, without regard to choice-of-law rules.

(f)    Section 409A.  Although the Company makes no guarantee with respect to the tax treatment of payments hereunder and shall not be responsible in any event with regard to non-compliance with Section 409A, the Plan is intended to either comply with, or be exempt from, the requirements of Section 409A. To the extent that the Plan is not exempt from the requirements of Section 409A, the Plan is intended to comply with the requirements of Section 409A and shall be limited, construed and interpreted in accordance with such intent. Accordingly, the Company reserves the right to amend the provisions of the Plan at any time and in any manner without the consent of Participants solely to comply with the requirements of Section 409A and to avoid the imposition of the additional tax, interest or income inclusion under Section 409A on any payment to be made hereunder. Notwithstanding the foregoing, in no event whatsoever shall the Company be liable for any additional tax, interest, income inclusion or other penalty that may be imposed on a Participant by Section 409A (or any similar state or local law) or for damages for failing to comply with Section 409A (or any similar state or local law).